UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of earliest event reported): June 2. 2016

AMERICAN REALTY INVESTORS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-15663	75-2847135
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1603 LBJ Freeway, Suite 800 Dallas, Texas		75234
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 469-522-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 2, 2016, the Board of Directors of American Realty Investors, Inc. (the "Company" or the "Issuer" or the "Registrant") elected Raymond Roberts, Sr., age 84, as a director, to fill a vacancy on the Board of Directors created by the resignation of Sharon Hunt. Mr. Roberts is currently retired. For more than five years prior to December 31, 2014, he was Director of Aviation of Steller Aviation, Inc., a privately held Nevada corporation, engaged in the business of aircraft (Boeing 737) and logistical management. Also on June 2, 2016, Mr. Roberts was elected as a member of the Audit Committee, the Nominating and Governance Committee and the Compensation Committee of the Board of Directors of the Company. Mr. Roberts' election followed a review by the Board of his status that he is not an employee of the Company and has no other direct relationship through family or otherwise, is not affiliated with or employed by a present or former internal or external auditor of the Company or any other person or entity which receives payments from the Company, and has no other connection with the Company and was, therefore, determined to be independent.

With the election of Mr. Roberts to the Board of Directors of the Company as a third member of the Audit Committee and the Board of Directors, the Company has a majority of independent directors and at least three individuals who are independent directors who constitute the Audit Committee, the Nominating and Governance Committee and the Compensation Committee of the Board of Directors.

Mr. Roberts has been a director of New Concept Energy, Inc. ("NCE") since his election, effective June 17, 2015. He is also a member of the Nominating and Governance Committee of the Board of Directors of NCE, which has its Common Stock listed and traded on the NYSE MKT.

Also on June 2, 2016, Mr. Roberts was elected as a member of the Board of Directors of Income Opportunity Realty Investors, Inc., a Nevada corporation ("IOT"), which has its Common Stock listed and traded on the NYSE MKT, and Transcontinental Realty Investors, Inc., a Nevada corporation ("TCI"), which has its Common Stock listed and traded on the New York Stock Exchange ("NYSE").

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: June 3, 2016	AMERICAN REALTY INVESTORS, INC. By: /s/ Gene S. Bertcher Gene S. Bertcher, Executive Vice President and Chief Financial Officer